Exhibit 99.1

Fortress Biotech Announces Closing of Acquisition of Caelum Biosciences by AstraZeneca

Triggers upfront payment of approximately $150 million to Caelum shareholders, of which approximately $64 million is payable to Fortress Biotech1

New York, NY and Bordentown, NJ – October 6, 2021 – Fortress Biotech, Inc. (NASDAQ: FBIO) (“Fortress”), an innovative biopharmaceutical company focused on acquiring, developing and commercializing or monetizing promising biopharmaceutical products and product candidates cost-effectively, and a company it founded, Caelum Biosciences, Inc. (“Caelum”), a biotechnology company developing treatments for rare and life-threatening diseases with two ongoing Phase 3 clinical trials, today announced the closing of AstraZeneca’s acquisition of Caelum, pursuant to the Development, Option and Stock Purchase Agreement in place between Fortress, Caelum, AstraZeneca’s Alexion and the other parties thereto (as amended, the “DOSPA”).

AstraZeneca acquired Caelum for the agreed option exercise price of approximately $150 million. Distributions will be made to all existing Caelum stockholders. The agreement also provides for additional potential payments to Caelum stockholders totaling up to $350 million, payable upon the achievement of regulatory and commercial milestones.

Fortress is eligible to receive approximately 43 percent of all proceeds from the transaction.

About Fortress Biotech

Fortress Biotech, Inc. (“Fortress”) is an innovative biopharmaceutical company that was ranked in Deloitte’s 2019 and 2020 Technology Fast 500™, annual rankings of the fastest-growing North American companies in the technology, media, telecommunications, life sciences and energy tech sectors, based on percentages of fiscal year revenue growth over three-year periods. Fortress is focused on acquiring, developing and commercializing high-potential marketed and development-stage drugs and drug candidates. The company has seven marketed prescription pharmaceutical products and over 25 programs in development at Fortress, at its majority-owned and majority-controlled partners and at partners it founded and in which it holds significant minority ownership positions. Such product candidates span six large-market areas, including oncology, rare diseases and gene therapy, which allow it to create value for shareholders. Fortress advances its diversified pipeline through a streamlined operating structure that fosters efficient drug development. The Fortress model is driven by a world-class business development team that is focused on leveraging its significant biopharmaceutical industry expertise to further expand the company’s portfolio of product opportunities. Fortress has established partnerships with some of the world’s leading academic research institutions and biopharmaceutical companies to maximize each opportunity to its full potential, including Alexion Pharmaceuticals, Inc., AstraZeneca, City of Hope, Fred Hutchinson Cancer Research Center, St. Jude Children’s Research Hospital, Nationwide Children’s Hospital and Sentynl Therapeutics, Inc. For more information, visit www.fortressbiotech.com.

1 Ten percent of the upfront option exercise fee would be held in escrow to satisfy potential indemnification obligations, if any.

About Caelum Biosciences

Caelum Biosciences, Inc. (“Caelum”) is a clinical-stage biotechnology company developing treatments for rare and life-threatening diseases. Caelum’s lead asset, CAEL-101, is a novel antibody for the treatment of patients with light chain (“AL”) amyloidosis. In 2019, Caelum entered a collaboration agreement with Alexion Pharmaceuticals, Inc. (“Alexion”) under which Alexion acquired a minority equity interest in Caelum and an exclusive option to acquire the remaining equity in the company. In July 2021, Alexion was acquired by AstraZeneca, triggering a six-month period in which AstraZeneca had the option to acquire Caelum. Caelum was acquired by AstraZeneca on October 5, 2021. Caelum was founded by Fortress Biotech, Inc. (NASDAQ: FBIO). For more information, visit www.caelumbio.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. As used below and throughout this press release, the words “we”, “us” and “our” may refer to Fortress individually or together with one or more partner companies, as dictated by context. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; risks relating to the timing of starting and completing clinical trials; our dependence on third-party suppliers; risks relating to the COVID-19 outbreak and its potential impact on our employees’ and consultants’ ability to complete work in a timely manner and on our ability to obtain additional financing on favorable terms or at all; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.

Company Contacts:

Jaclyn Jaffe and Bill Begien

Fortress Biotech, Inc.

(781) 652-4500

ir@fortressbiotech.com

Media Relations Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com